Exhibit 10.18
RE:    AMENDED AND RESTATED OFFER OF EMPLOYMENT
To:    Bruce Car
135 University Road Unit 1
Brookline, MA 02445
We refer to the Offer of Employment between you (“Employee”) and Biohaven Pharmaceuticals, Inc. (“Biohaven”). dated August 1, 2022 (“Initial Agreement”). Following the closing of the merger of Biohaven Pharmaceutical Holding Company Ltd. with Pfizer Inc. on October 3, 2022, we propose to amend and restate the Initial Agreement as follows. The following terms and conditions will govern this employment (“Agreement”).

Title: Chief Scientific Officer
(Note: From the period beginning August 1, 2022 through October 2, 2022, the Employee’s title was Scientific Advisor and beginning October 3, 2022, the Employee’s title became Chief Scientific Officer.)

Start date: August 1, 2022
Base Salary: $485,000 per year
•As part of your employment, Biohaven will provide the following benefits:
oHealth & Dental Insurance. Aetna Health and Met Life Dental insurance (family plan) provided to the Employee with no additional premium cost to the Employee (program co- pays, deductibles, etc. will apply). Short and long-term disability insurance.
oEmployer contribution to company 401k plan, representing a 100% company match of up to 4% of Employee contribution.
Annual Merit and Incentives
•45% Annual Target Bonus payable in cash by February 1 of following year depending on Employee performance (prorated for partial year employment) and at the discretion of the Board of Directors.
•Yearly salary increases based on performance will be awarded upon approval of Board of Directors.
•One time issuance of an equity award of 300,000 stock options with a three-year vesting schedule (vesting of 25% on each of the start date, first, second, and third anniversaries) of Biohaven’s parent company, Biohaven Ltd. (NYSE:BHVN) (“Parent”). The grant of all options, or other forms of equity, are governed by the Biohaven Ltd. 2022 Equity Incentive Plan or other relevant equity plan and/or award agreement of the Parent, unless specifically stated otherwise in this Agreement.
•Annual equity awards will be granted upon discretion of the Board of Directors.

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

Vacation/ Company Holidays / Sick Time
•Vacation time: Biohaven offers a flexible vacation plan that enables employees to schedule vacation with their supervisor without a specific limitation. Further details are outlined in the Biohaven Pharmaceuticals’ Employee Handbook.
•Company Holidays: Nine (9) company holidays.
•Sick Time: To be managed at the discretion of the Employee’s direct manager.
Reporting relationship: Vlad Coric, M.D., Chief Executive Officer
This offer of employment is subject to the Additional Terms attached hereto. Employment at Biohaven is contingent upon successful completion of a background screening. Consistent with our on boarding process, you will be required to review and acknowledge receipt of Biohaven Pharmaceuticals’ Employee Handbook as well as our Code of Conduct.
[Additional Terms Follow]

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

ADDITIONAL TERMS
To the
EMPLOYMENT OFFER
Between
Biohaven Pharmaceuticals, Inc.
And
Bruce Car
1.TERM
a.TERM. The term of this Agreement shall commence on the Start Date and shall continue for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one-year periods, unless otherwise terminated by Employee or Biohaven upon written notice to the other given not less than ninety (90) days prior to the next anniversary of the Agreement. The Initial Term and any renewals thereof shall be referred to herein as the “Term.”
2.TERMINATION OF EMPLOYMENT.
b.TERMINATION BY THE COMPANY WITHOUT JUST CAUSE, BY VIRTUE OF DEATH OR DISABILITY OF EMPLOYEE, OR RESIGNATION BY EMPLOYEE FOR GOOD REASON.
i.Biohaven shall have the right to terminate Employee’s employment with Biohaven pursuant to this Section 2(a) at any time, in accordance with Section 2(d), without “Just Cause” (as defined in Section 2(c)(ii) below) or by virtue of Employee’s death or Disability (as defined herein). Employee shall have the right to terminate his employment for Good Reason in accordance with Section 2(a)(vi).
ii.If Biohaven terminates Employee’s employment at any time without Just Cause or by virtue of the death or Disability of Employee or Employee terminates his employment with Biohaven for “Good Reason” (as defined in Section 2(a)(vi) below) provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive the Accrued Obligations (defined in 2(a)(iv) below). If Employee complies with the obligations in Section 2(a)(iii) below, Employee shall also be eligible to receive the following “Severance Benefits”:
1.Biohaven will pay Employee an amount equal to the sum of (a) Employee’s then-current Base Salary and (b) Employee’s Annual Target Bonus in substantially equal installments over twelve (12) months following his Separation from Service (the “Severance Period”), less all applicable withholdings and deductions required by law; provided, however, that any such installment payable before the Release Effective Date (as defined in Section 2(a)(iii) below) shall not be paid until the first payroll following the Release Effective Date.
2.If Employee or his covered dependents timely elect continued health and dental coverage under COBRA or, if applicable, state insurance laws, for himself and his covered

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

dependents under Biohaven’s group health plans following such termination, then Biohaven shall pay the COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, necessary to continue Employee’s and/or his covered dependents’ health and dental insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (iii) the date Employee ceases to be eligible for COBRA or state continuation coverage (or, with respect to his covered dependents, the date they cease to be eligible for COBRA or state continuation coverage) for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time Biohaven determines that its payment of COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, Biohaven shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium or, if applicable, premiums for continuation coverage under state insurance laws, for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising out of his employment by Biohaven or the termination thereof.
3.Payment of a pro-rata bonus payment for which Employee was eligible for the year that includes Employee’s termination date, determined and made in the sole discretion of the Board, equal to the Annual Target Bonus which would have been awarded to Employee if he had remained employed for the applicable performance period, multiplied by a fraction, the numerator of which is the number of days in the year of termination during which Employee was employed, and the denominator of which is 365 and payable at the time bonuses are paid to other similarly situated employees, but no later than March 15 of the year following Employee’s termination date.
4.Biohaven shall pay on Employee’s behalf the premiums for the continuation of Employee’s life insurance benefits for a period of twelve (12) months from the date of termination, subject to any applicable withholdings and deductions required by law, in monthly installments commencing on Biohaven’s first regular payroll date that is more than sixty (60) days following the date of termination.
5.Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Employee’s last day of employment (“Employment Termination Date”), the vesting and exercisability of unvested time-based vesting equity awards, including without limitation, unvested shares subject to the RSUs and Options, then held by Employee shall accelerate such that any shares that would have vested in the twelve (12) months following Employee’s termination shall become immediately vested and exercisable, if applicable, by Employee upon such termination and Options held by Employee shall remain exercisable, if applicable, for twelve (12) months following Employee’s termination. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

iii.Employee will be paid all of the Accrued Obligations on Biohaven’s first payroll date after Employee’s date of termination from employment or earlier if required by law. Employee shall receive the Severance Benefits pursuant to Section 2(a)(ii) or Change in Control Severance Benefits pursuant to Section 2(b)(i) of this Agreement if by the 60th day following the date of Employee’s Separation from Service, he or, in case of Employee’s death, his personal representative has signed and delivered to Biohaven a commercially reasonable separation agreement that includes a general release in favor of Biohaven (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”). Such Release will not impose any additional restrictive covenants upon Employee beyond those imposed by this Agreement.
iv.For purposes of this Agreement, “Accrued Obligations” are any accrued but unpaid portion of the applicable Base Salary, plus any accrued but unused vacation time that has been earned by Employee as the date of such termination.
v.For purposes of this Agreement, and subject to applicable state and federal law, termination by Biohaven on account of Employee’s “Disability” shall mean termination because Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. Whenever Severance Benefits or Change in Control Severance Benefits are payable to Employee hereunder during a time when Employee is partially or totally disabled, and such Disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by Biohaven, the Severance Benefits or Change in Control Severance Benefits payable to Employee hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Employee by an insurance company under a policy paid for by Biohaven.
vi.For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (1) a material reduction in Employee's Base Salary; (2) a material reduction in Employee’s duties, authority and responsibilities relative to the Employee’s duties, authority, and responsibilities in effect immediately prior to such reduction; (3) the relocation of Employee’s principal place of employment, without Employee's consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; (4) any material breach of the Agreement by Biohaven or its successors; or (5) the liquidation, dissolution, merger, consolidation or reorganization of Biohaven or transfer of all or a significant portion of its business and/or assets, other than as a result of the Closing, unless the successor or successors shall have assumed all duties and obligations of Biohaven under the Agreement; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (a) Employee gives Biohaven written notice to his supervisor of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) Biohaven fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (c) Biohaven has not, prior to receiving such notice from Employee, already informed Employee that his employment with Biohaven is being terminated and (d) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

b.TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR RESIGNATION BY EMPLOYEE FOR GOOD REASON COINCIDENT WITH A CHANGE IN CONTROL.
i.If Employee’s employment by Biohaven is terminated by Biohaven or any successor entity without “Just Cause” (as defined in Section 2(c)(ii)) (not including termination by virtue of death or Disability) or by Employee for Good Reason within twelve (12) months following the effective date of a “Change in Control” (as defined below), provided that such termination constitutes a Separation from Service, then in addition to paying or providing Employee with the Accrued Obligations and subject to compliance with Section 2(a)(iii), Biohaven will provide the following “Change in Control Severance Benefits”:
1.Biohaven will pay the benefits as described in Sections 2(a)(ii)(l), 2(a)(ii)(2), and 2(a)(ii)(3).
2.Biohaven will pay an additional amount equivalent to Employee’s full Annual Target Bonus, for the performance year in which Employee’s termination occurs. This bonus will be payable subject to standard federal and state payroll withholding requirements and paid in equal installments beginning on the first day of the month following the Release Effective Date (as defined in Section 2(a)(iii)), with the remaining installments paid on the first day of the month for the eleven (11) months thereafter; and
3.Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Employee’s Employment Termination Date, the vesting and exercisability of all unvested time-based vesting equity awards, including without limitation, unvested shares subject to the RSUs and Options, then held by Employee shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Employee upon such termination and all Options held by Employee shall remain exercisable, if applicable, for twelve (12) months following Employee’s termination. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.
ii.For purposes of this Agreement, a “Change in Control” means the occurrence of any of the events set forth in clauses (i), (ii) or (iii) with respect to either of Biohaven or the Parent, or the event set forth in clause (v) with respect to Biohaven, in each case of the definition of Change in Control set forth in Biohaven’s 2017 Equity Incentive Plan, as may be amended from time to time.
c.TERMINATION FOR JUST CAUSE OR VOLUNTARY TERMINATION.
i.If Employee’s employment is terminated prior to the expiration of the Term for just cause or if Employee’s employment is terminated as set forth in Section 2(d)(ii) or (iii) hereof (not including a resignation for Good Reason), Employee shall NOT be entitled to receive any Severance Benefits (as defined in Section 2(a)(ii)) or Change in Control Severance Benefits (defined in Section 2(b)(i)) and will only be entitled to receive any accrued but unpaid portion of the applicable Base Salary, plus any accrued but unused vacation that has been earned by Employee as the date of such termination.
ii.For the purposes hereof, Biohaven shall have “Just Cause” to terminate Employee’s employment hereunder as a result of Employee’s gross negligence, willful misconduct, conviction of a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties as required pursuant to the terms of the Agreement.

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

Notwithstanding any other provision contained herein, Biohaven shall have the right to terminate the Agreement and Employee’s employment without just cause, and Employee’s remedies hereunder in the event of such termination shall be limited to the Severance Benefits or Change in Control Severance Benefits, as applicable, set forth in Section 2(a)(ii) and 2(b)(i) hereof.
d.EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:
i.    the expiration of the Term;
ii.    the mutual written agreement of Biohaven and Employee;
iii.    the voluntary termination of Employee other than as a result of a resignation for Good Reason (as defined in Section 2(a)(vi));
iv.    the death of Employee or Employee’s retirement;
v.    termination on account of a Disability (as defined above);
vi.    the termination of Employee by Biohaven with or without Just Cause (as defined in Section 2(c)(ii)) upon giving written notice to Employee; or
vii.    for a termination for Good Reason, immediately upon Employee's full satisfaction of the requirements of Section 2(a)(vi)
3.RESTRICTIVE COVENANTS.
a.EPIIA. As a condition of continued employment, Employee agrees to abide by the Employee Proprietary Information and Inventions Agreement that he will execute upon the commencement of employment (the “EPIIA”). The EPIIA may be amended from time to time without regard to this Agreement; provided, however, in the event of any conflict between this Agreement and the EPIIA, whether now or hereafter, the terms of this Agreement shall control notwithstanding any contrary language in the EPIIA. The EPIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement. The Employee also agrees to review, acknowledge receipt of, and abide by Biohaven Pharmaceuticals’ Employee Handbook as well as our Code of Conduct upon the commencement of employment; provided, however, that in case of any conflict between this Agreement and the Biohaven Pharmaceuticals’ Employee Handbook or Code of Conduct, whether now or hereafter, the terms of this Agreement shall control notwithstanding any contrary language in the Biohaven Pharmaceuticals’ Employee Handbook or Code of Conduct.
b.NON-SOLICITATION AND NON-COMPETITION. Employee and Biohaven agree that Biohaven would suffer irreparable harm and incur substantial damage if Employee were to enter into Competition (as defined herein) with Biohaven. Therefore, in order for Biohaven to protect its legitimate business interests, Employee agrees as follows:
i.    Without the prior written consent of Biohaven, Employee shall not, during the period of employment with Biohaven, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business (as defined below) of Biohaven or accept employment or render services to a Competitor (as defined herein) of Biohaven as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

with the Business of Biohaven, except that Employee may, subject to Employee’s obligations to Biohaven under this Agreement and the EPIIA, (A) serve on the board of managers or directors (as applicable) of any of the companies or organizations listed on Schedule A hereto, or any other Competitive companies or organizations with the consent of the Board of Directors; and (B) own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the “Business” of Biohaven shall be defined as the development and commercialization of biopharmaceutical drug candidates and related technology based products. Employee is not bound by the terms of any agreement with any previous employer or other party which would limit his abilities to perform his duties and obligations hereunder.
ii.    Without the prior written consent of Biohaven during the Term and upon any termination of Employee’s employment with Biohaven and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, (A) invest or engage in any business that is Competitive (as defined herein) with the Business of Biohaven, except that such restrictions do not apply to Employee’s ownership of up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (B) accept employment with or render services to a Competitor of Biohaven as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitor’s business that is Competitive with the Business of Biohaven, or (C) solicit, attempt to solicit or accept business Competitive with the Business of Biohaven from any of the customers of Biohaven at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business Biohaven was soliciting at such time.
iii.    Upon termination of his employment with Biohaven, and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, engage, hire, or solicit in any manner whatsoever the employment of an employee of Biohaven.
iv.    For purposes of this Agreement, a business or activity is in “Competition” or “Competitive” with the Business of Biohaven if it involves, and a person or entity is a “Competitor”, if that person or entity is engaged in, or has publicly disclosed plans to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology within the scope of the Business and for which Biohaven has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by Biohaven with which the Employee worked or about which the Employee had access to confidential information during the Term of Employee's employment with Biohaven.
4.GENERAL PROVISIONS.
a.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same, including the Initial Agreement. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

b.GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Connecticut.
c.ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.
d.SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of Connecticut or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective shall be given such full force and effect as may be permitted by law.
e.DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any disputes relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm with operations in Connecticut and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs of the mediation equally, but each party will be responsible for its own attorneys’ fees and costs. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of Connecticut or in the United States District Court for the District of Connecticut, to whose jurisdiction for such purposes Biohaven and Employee each hereby irrevocably consents and submits.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Start Date.

Biohaven Pharmaceuticals, Inc.

By.	/s/ Maryellen McQuade
Name: Maryellen McQuade
Title: Chief Talent and Sustainability Officer

/s/ Bruce D. Car
Name: Bruce D. Car

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com

Schedule A
Companies and Organizations on which Employee serves as a Director or Advisor
Pathology AI, Boston, Scientific Advisory Board
Avanzaex Pharmaceuticals, Scientific Advisory Board

215 Church Street, New Haven, CT 06510 | Phone: 203-404-0410 | www.biohavenpharma.com